PRUDENTIAL PREMIER® RETIREMENT VARIABLE ANNUITY

PRUDENTIAL PREMIER® INVESTMENT VARIABLE ANNUITY

PRUCO LIFE INSURANCE COMPANY
PRUCO LIFE FLEXIBLE PREMIUM VARIABLE ANNUITY ACCOUNT

PRUCO LIFE INSURANCE COMPANY OF NEW JERSEY
PRUCO LIFE OF NEW JERSEY FLEXIBLE PREMIUM VARIABLE ANNUITY ACCOUNT

Supplement dated October 1, 2019
to Prospectuses dated April 29, 2019

This Supplement should be read in conjunction with the current Prospectus for your Annuity and should be retained for future reference. This Supplement is intended to update certain information in the Prospectus for the variable annuity you own and is not intended to be a prospectus or offer for any other variable annuity that you do not own. Defined terms used herein and not otherwise defined herein shall have the meanings given to them in the Prospectuses and Statements of Additional Information. If you would like another copy of the current Annuity Prospectus, please call us at 1-888-PRU-2888.

JPMorgan Insurance Trust Income Builder Portfolio – Class 2

The table captioned “Underlying Mutual Fund Portfolio Annual Expenses” in the “Summary of Contract Fees and Charges” section of the Prospectus is revised as follows with respect to the JPMorgan Insurance Trust Income Builder Portfolio – Class 2:

UNDERLYING MUTUAL FUND PORTFOLIO ANNUAL EXPENSES
(as a percentage of the average net assets of the underlying Portfolios)
FUNDS	Management Fees	Other Expenses	Distribution (12b-1) Fees	Dividend Expense on Short Sales	Broker Fees and Expenses on Short Sales	Acquired Portfolio Fees & Expenses	Total Annual Portfolio Operating Expenses	Fee Waiver or Expense Reimbursement	Net Annual Fund Operating Expenses
JPMorgan Insurance Trust Income Builder Portfolio - Class 2[1]	0.42%	0.68%[2]	0.25%	0.00%	0.00%	0.08%	1.43%	0.51%[3]	0.92%

1 Management fees have been restated to reflect current fees.
2 "Other Expenses” has been calculated based on the actual other expenses incurred in the most recent fiscal year.
3 The Portfolio’s adviser and/or its affiliates have contractually agreed to waive fees and/or reimburse expenses to the extent Total Annual Fund Operating Expenses (excluding Acquired Fund Fees and Expenses other than certain money market fund fees as described below, dividend and interest expenses related to short sales, interest, taxes, expenses related to litigation and potential litigation, expenses related to trustee elections, and extraordinary expenses) exceed 0.85% of the average daily net assets of Class 2 Shares. The Portfolio may invest in one or more money market funds advised by the adviser or its affiliates (affiliated money market funds). The Portfolio’s adviser, shareholder servicing agent and/or administrator have contractually agreed to waive fees and/or reimburse expenses in an amount sufficient to offset the respective net fees each collects from the affiliated money market funds on the Portfolio’s investment in such money market funds. These waivers are in effect through 4/30/20, at which time it will be determined whether such waivers will be renewed or revised. To the extent that the Portfolio engages in securities lending, affiliated money market fund fees and expenses resulting from the Portfolio’s investment of cash received from securities lending borrowers are not included in Total Annual Fund Operating Expenses and therefore, the above waivers do not apply to such investments.

THIS SUPPLEMENT SHOULD BE READ AND RETAINED FOR FUTURE REFERENCE

GENPRODSUP6